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                                                                    EXHIBIT 5.1
(FORD LOGO)

FORD MOTOR CREDIT COMPANY
Hurley D. Smith
Secretary and Corporate Counsel                    The American Road
                                                   Dearborn, Michigan 48121-6044

                                                   January 16, 1998

Ford Credit Auto Receivables Two, Inc.
The American Road
Dearborn, Michigan 48121

Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121

Ford Credit Auto Receivables Two L.P.
The American Road
Dearborn, Michigan 48121

Dear Sirs:

     The undersigned, Hurley D. Smith, Corporate Counsel of Ford Credit Auto Receivables Two, Inc. ("FCAR"), Ford Credit Auto Receivables Two L.P. ("Seller") and Ford Motor Credit Company ("Ford Credit") has acted as counsel for FCAR, Seller and Ford Credit in connection with Registration Statement No. 333-40421, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, respecting the issuance by various trusts (each a "Trust") to be formed pursuant to either an Owner Trust Agreement ("Owner Trust Agreement") to be entered into between the Seller and the Owner Trustee (the "Owner Trustee") designated therein or a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") to be entered into among the Seller, Ford Credit and the Trustee designated therein (the "Trustee") of Asset Backed Securities consisting of either Notes and/or Certificates. Any Asset Backed Securities consisting of Notes are to be issued pursuant to a Trust Indenture (the "Trust Indenture") to be entered into between the Trust and the Indenture Trustee designated therein (the "Indenture Trustee") and any Asset Backed Securities consisting of Certificates are to be issued pursuant to either the Owner Trust Agreement or the Pooling and Servicing Agreement.

     In that connection, I have examined, or caused to be examined, originals, or copies certified to my satisfaction, of such documents, corporate and partnership records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion. Based upon the foregoing, I am of the opinion that the Asset Backed Securities, when duly executed and authenticated by the Indenture Trustee, Owner Trustee or Trustee, as the case may be, in accordance with the terms of the applicable Trust Indenture, Owner Trust Agreement or Pooling and Servicing Agreement, and issued and delivered against payment thereof, will be legally issued, fully paid and nonassessable.

      I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

                                       Very truly yours,

                                       /s/ Hurley D. Smith